Exhibit 99.1

Press Release

February 10, 2004	Contact Information:
For Immediate Release	Thomas J. Jansen
Chief Financial Officer
414.643.3000

Rexnord Corporation Reports Third Quarter Results

MILWAUKEE, WI – February 10, 2004

Rexnord Corporation, a leading manufacturer of highly engineered mechanical power transmission components, today reported its summary results for the third quarter of its fiscal year 2004.  Net sales for the third quarter ended December 31, 2003 were $171.6 million, down slightly (0.8%) from sales of $173.0 million reported in the third quarter of fiscal 2003.  Sales in the current quarter were favorably impacted by $8.7 million, or 5.1% from changes in currency exchange rates principally related to the Euro, from those in effect during the third quarter of last year.  On a constant currency basis, sales in the current quarter declined $10.1 million or 5.9% as compared to the same quarter last year.  Net income improved in the third quarter to $5.3 million as compared to last year’s net income in the third quarter of $2.8 million.

Sales for the nine months ended December 31, 2003 were $505.2 million as compared to $531.9 million for the same period of fiscal 2003.  Sales in the first nine months of this year were favorably impacted by $23.5 million or 4.4% from changes in currency exchange rates as compared to the first nine months of fiscal 2003.  On a constant currency basis, sales for the nine months ended December 31, 2003 declined by $50.2 million, or 9.4% from the same period of the prior year.  Net income for the first nine months of fiscal 2004 was $3.2 million compared to net income of $21.0 million for the same period last year.

 The poor economic environment during calendar 2003 caused several North American industrial distributor customers to reduce the amount of inventory they hold in stock.  This reduction in inventory levels among distributors has had a negative impact on sales to that channel.  The Company believes the impact of the decline in inventory held in the distribution channel during the quarter ended December 31, 2003 contributed to approximately half of the overall sales decline in the quarter (on a constant currency basis) as compared to the same quarter last year. Sales of the Company’s aerospace products and industrial chain products declined a total of $6.6 million in the quarter as compared to the same quarter last year due to the continued contraction in the commercial airframe industry and the Company’s decision to discontinue the manufacture of unprofitable products, respectively.  In general, after consideration for the above sales declines, sales of the remaining power transmission products and special components stabilized or improved slightly in the quarter.

Gross profit margin in the third quarter was 32.3%, down 1.1% from last year’s third quarter and was primarily the result of lower sales on a currency-adjusted basis.  Reflecting increased emphasis on cost controls, selling, general and administrative expenses (“SG&A”) declined by $3.0 million, or 7.5% in the quarter to $36.8 million from $39.8 million last year.  Using constant currency exchange rates, SG&A expense declined $5.0 million in the quarter, or 12.5% as compared to the third quarter last year.  For the nine months ended December 31, 2003, SG&A expense declined by $9.6 million, or 8.1%; however, on a constant exchange rate basis, SG&A expenses declined by $15.4 million or 12.9% in the first nine months of fiscal 2004 as compared to the same period in the prior fiscal year.

Income from operations for the third quarter of fiscal year 2004 was $20.3 million compared to $15.8 million in the third quarter of fiscal 2003.  Included in income from operations in this year’s third quarter is a $5.6 million curtailment gain related to the modification of a pension plan.  Also included in income from operations is a $2.2 million increase in expense for amortization of intangible assets recorded in the acquisition of the Rexnord Group on November 25, 2002.  Interest expense was $11.4 million for the current quarter as compared to $7.6 million in last year’s third quarter due to higher debt balances incurred in the acquisition of the Rexnord Group. For the nine months ended December 31, 2003 income from operations was $41.4 million as compared to $55.5 million for the nine months ended December 31, 2002.

Adjusted EBITDA for the third quarter ended December 31, 2003 was $26.5 million compared to $26.6 million reported in the third quarter ended December 31, 2002.  For the first nine months of fiscal 2004, Adjusted EBITDA was $71.8 million compared to $88.7 million in the first nine months of last year.  A reconciliation of EBITDA and Adjusted EBITDA (non-GAAP financial measures) to net income, the most comparable GAAP figure, is provided in the supplemental pages to this release.

As of December 31, 2003, the Company had total debt of $569.4 million and cash on hand of $15.6 million.

Bob Hitt, Rexnord’s Chief Executive Officer, said, “Our goal this quarter was to improve operating performance and EBITDA to a level on par with last year’s third quarter in the face of challenging economic conditions and related pressure on our top line. I am pleased to report that despite $10 million fewer sales this quarter using the same currency rates, we met that goal with Adjusted EBITDA of $26.5 million which is essentially flat with last year’s $26.6 million.  Operational improvements from RBS (the Rexnord Business System) along with significant cost reductions made during a very difficult nine-month period have resulted in a re-positioning of Rexnord’s cost base which we believe will allow us greater operating leverage on sales growth as the economy recovers, as our growth initiatives gain traction and as the industrial distribution channel completes its inventory correction.  In addition, we’ve seen a clear increase in our order rates in the latter half of the December quarter and continuing early into the fourth quarter.  While it is too early to call an end to the recession in the manufacturing sector, most economic indicators indicate an inflection point has been reached and, in fact, backlog positions throughout our businesses are increasing.  That being said, for the balance of our fiscal year ended March 2004 we are continuing to focus on growth where we have a sustainable competitive advantage, implementing RBS, continuing our cost reduction initiatives and improving cash flow.  We believe EBITDA in the fourth quarter will exceed last year’s $36.9 million.”

EBITDA and Adjusted EBITDA

Rexnord considers EBITDA and Adjusted EBITDA as indicators of operating performance.

EBITDA represents earnings before interest, taxes, depreciation and amortization.  EBITDA is presented because it is a supplemental measure of performance and it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry.  EBITDA is also presented and compared by analysts and investors in evaluating the performance of issuers of “high yield” debt securities because it is a common measure of the ability to meet debt service obligations.  Other companies in the industry may calculate EBITDA differently.  EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with generally accepted accounting principles.  Because EBITDA is calculated before recurring cash charges including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business.  See the Condensed Consolidated Statements of Cash Flow included in the financial statements.

Adjusted EBITDA represents EBITDA plus the additional adjustments noted in the table.  Adjusted EBITDA is presented because it better represents ongoing business performance than EBITDA, since the adjustments reflect earnings and expenses considered as non-representative of ongoing business for the reasons specified below.  Adjusted EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with generally accepted accounting principles.  See the Condensed Consolidated Statements of Cash Flow included in the financial statements.

About Rexnord

Headquartered in Milwaukee, Wisconsin, Rexnord is a leading worldwide manufacturer of mechanical power transmission components.  The company has over 4,800 employees located at more than 30 manufacturing facilities worldwide.  Rexnord products are sold around the world by over 200 direct sales representatives through a network of multiple service centers and warehouses backed by hundreds of independent stocking distributors.  For more information, visit www.rexnord.com.

Conference Call Details

Rexnord will discuss its third quarter results on a conference call on February 12, 2004 at 10:00 a.m. Eastern.  Robert A. Hitt, CEO and Thomas J. Jansen, CFO will conduct the call.  The conference call can be accessed via telephone as follows:

Domestic toll-free #	1-800-915-4836
International toll #	1-973-317-5319

Lines will be muted until Rexnord completes its comments on the results.  Thereafter, a question and answer session will commence.

This conference call will be recorded with a replay period of one week.

Replay domestic toll-free #	1-800-428-6051 (through February 19, 2004)
Replay international toll #	1-973-709-2089
Replay access code	336226

Information in this release may involve guidance, expectations, beliefs, plans, intentions or strategies regarding the future. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to the Company as of the date of the release, and the Company assumes no obligation to update any such forward-looking statements. The statements in this release are not guarantees of future performance and actual results could differ materially from current expectations. Numerous factors could cause or contribute to such differences. Please refer to the Company’s reports filed from time to time with the Securities and Exchange Commission for a further discussion of the factors and risks associated with the business.

RBS Global, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

(in millions)

	Third Quarter Ended			Nine Months Ended
	December 31, 2003	From Inception (Nov. 25, 2002) through December 31, 2002	Period from October 1, 2002 through November 24, 2002	December 31, 2003	From Inception (Nov. 25, 2002) through December 31, 2002	Period from April 1, 2002 through November 24, 2002
			Predecessor			Predecessor

Net sales	$171.6	$62.6	$110.4	$505.2	$62.6	$469.3
Cost of sales	116.2	40.5	74.7	348.5	40.5	310.5
Gross profit	55.4	22.1	35.7	156.7	22.1	158.8

Selling, general and administrative expenses	36.8	14.9	24.9	108.4	14.9	103.1
Restructuring and other similar costs	0.4	—	0.9	2.1	—	7.5
Income from litigation settlement	—	—	—	—	—	(2.3)
Curtailment gain	(5.6)	—	—	(5.6)	—	—
Amortization of intangibles	3.5	1.1	0.2	10.4	1.1	1.1
Income from operations	20.3	6.1	9.7	41.4	6.1	49.4

Non-operating income (expense):
Interest expense	(11.4)	(4.5)	(3.1)	(34.1)	(4.5)	(13.0)
Other income (expense), net	(0.2)	(0.3)	(0.1)	(2.1)	(0.3)	(0.1)
Income before income taxes	8.7	1.3	6.5	5.2	1.3	36.3

Provision for income taxes	3.4	0.6	4.4	2.0	0.6	16.0
NET INCOME	$5.3	$0.7	$2.1	$3.2	$0.7	$20.3

RBS Global, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in millions)	December 31, 2003	March 31, 2003
	(Unaudited)

Assets
Current assets:
Cash	$15.6	$37.2
Receivables, net	103.9	119.0
Inventories	136.3	134.6
Deferred income taxes	5.3	4.7
Other current assets	16.6	13.5
Total current assets	277.7	309.0

Property, plant and equipment, net	272.5	277.9
Intangible assets, net	128.7	139.0
Goodwill	582.1	563.5
Other assets	23.5	24.8
	$1,284.5	$1,314.2

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$2.4	$2.4
Trade payables	60.6	57.7
Income taxes payable	4.4	9.2
Compensation and benefits	26.3	30.4
Other current liabilities	38.4	61.7
Total current liabilities	132.1	161.4

Long-term debt	567.0	578.1
Pension obligations	90.4	88.6
Postretirement benefit obligations	45.9	50.2
Deferred income taxes	58.6	59.3
Other liabilities	0.8	1.6
Total liabilities	894.8	939.2

Commitments and contingent liabilities

Stockholders’ equity:
Common stock	0.1	0.1
Paid in capital	359.4	359.4
Accumulated other comprehensive income	17.5	5.9
Retained earnings	12.7	9.6
Total stockholders’ equity	389.7	375.0
	$1,284.5	$1,314.2

RBS Global, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

(in millions)

		Nine Months Ended December 31, 2002
	Nine Months Ended December 31, 2003	From Inception (Nov. 25, 2002) through December 31, 2002	Period from April 1 2002 through November 24, 2002
			Predecessor
Operating activities
Net income	$3.2	$0.7	$20.3
Adjustments to reconcile net income to cash provided by (used for) operating activities:
Depreciation	23.5	3.5	23.1
Amortization of intangibles	10.4	1.1	1.1
Amortization of deferred financing fees	2.3	—	—
Deduct noncash pension curtailment gain	(5.6)	—	—
Other noncash items	3.5	—	0.8
Changes in operating assets and liabilities:
Receivables	21.9	6.6	(32.9)
Inventories	0.4	7.2	(2.8)
Other assets	(3.6)	(3.0)	(0.7)
Trade payables	(0.6)	9.0	(28.3)
Trading balances with affiliates	—	0.1	(8.4)
Accruals and other liabilities	(44.6)	7.1	0.8
Cash provided by (used for) operating activities	10.8	32.3	(27.0)

Investing activities
Expenditures for property, plant and equipment	(14.0)	(1.3)	(11.8)
Proceeds from dispositions of property, plant and equipment	1.0	—	0.6
Adjustment of purchase price for Rexnord	(10.4)	—	—
Cash used for investing activities	(23.4)	(1.3)	(11.2)

Financing activities
Repayments of debt	(11.5)	(0.3)	0.2
Proceeds from issuance of long-term debt	—	585.0	—
Capital contribution	—	359.5	—
Acquisition of Rexnord Corporation	—	(938.2)	—
Net increase in funding balances with affiliates	—	—	16.2
Cash provided by (used for) financing activities	(11.5)	6.0	16.4

Effect of exchange rate changes on cash	2.5	0.3	0.1
Increase (decrease) in cash	(21.6)	37.3	(21.7)
Cash at beginning of period	37.2	(0.1)	21.6
Cash at end of period	$15.6	$37.2	$(0.1)

Reconciliation of EBITDA and Adjusted EBITDA

(Unaudited)

	Third Quarter Ended December 31,		Nine Months Ended December 31,
(in millions)	2003	2002	2003	2002
		Pro forma		Pro forma
Net income	$5.3	$2.8	$3.2	$21.0
Interest expense, net	11.4	7.6	34.1	17.5
Provision for income taxes	3.4	5.0	2.0	16.6
Depreciation and amortization	11.4	9.9	33.9	28.9
EBITDA	31.5	25.3	73.2	84.0

Adjustments to EBITDA(1):
Restructuring and other similar costs	0.4	0.9	2.1	7.5
Eliminate curtailment gain	(5.6)	—	(5.6)	—
Other income (expense), net	0.2	0.4	2.1	0.4
Eliminate impact of litigation settlement income	—	—	—	(2.3)
Eliminate results related to the P4 product line	—	0.2	—	0.7
Subtotal Adjustments to EBITDA	(5.0)	1.5	(1.4)	6.3

Pro Forma Expenses(2):
Additional insurance costs	—	(0.3)	—	(1.1)
Additional accounting and finance costs	—	(0.1)	—	(0.4)
Additional pension and other post-employment benefit costs	—	(0.6)	—	(2.4)
Additional management and board of director costs	—	-	—	(0.3)
IT costs and licenses	—	0.1	—	(0.1)
Annual costs savings from management reorganization	—	0.7	—	2.7
Subtotal Pro Forma Expenses	—	(0.2)	—	(1.6)

Total Adjustments	(5.0)	1.3	(1.4)	4.7
Adjusted EBITDA	$26.5	$26.6	$71.8	$88.7

Notes to Reconciliation of EBITDA and Adjusted EBITDA

(1)         Adjustments to EBITDA

We define Adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, plus adjustments for restructuring, other income (expense), nonrecurring items and pro forma expenses.  Restructuring expenses related to our predecessor’s restructuring program for the three months and nine months ended December 31, 2002 were $0.9 million and $7.5 million, respectively. Other income (expense) for the three and nine months ended December 31, 2003 consists of:  (i) a mark-to-market unrealized gain (loss) adjustment on a foreign currency exchange contract of $0.3 million and $(1.2) million, respectively; (ii) a gain on sale of fixed assets of $0.0 million and $0.6 million, respectively; and (iii) management fees of ($0.5) million and ($1.5) million, respectively.  Nonrecurring items include the following: (i) a curtailment gain of $5.6 million in the quarter ended December 31, 2003 related to the modification of a pension plan, (ii) a one-time gain of $2.3 million related to a litigation settlement in the quarter ended June 30, 2002, and (iii) losses related to the operating results of the Hansen P-4 product line, which has been retained by our former parent company, Invensys plc, for the quarter and nine months ended December 31, 2002.

(2)         Pro Forma Expenses

As a result of the acquisition of the Rexnord Group from Invensys plc, we expect to incur additional costs associated with operating Rexnord Corporation as a separate entity from Invensys. Specifically, these additional costs include costs associated with insurance, accounting and finance, pension and other post-employment matters, our new management and board of directors and information and technology and licenses. Because management believes that, post-acquisition, these additional costs will be incurred by the Company, management believes its estimates of what these costs would have been for the periods related to our predecessor discussed below is important to an investor’s understanding of what our historical financial condition and results of operations would have been had we operated as a stand-alone business then as well as to understand how our future financial condition and results of operations are likely to differ from the past.

•

Based on the increases we made in our insurance coverage amounts, additional insurance costs that would have been incurred for the quarter and nine months ended December, 2002 are estimated to be $0.3 million and $1.1 million, respectively.

•

Based on the reporting requirements of the senior credit agreement and the indenture and the internal audit function required for corporate governance purposes, additional accounting and finance costs that would have been incurred for the quarter and nine months ended December 31, 2002 are estimated to be $0.1 million and $0.4 million, respectively.

•

Based on reductions we made in the discount rate used to calculate the present value of post-retirement obligations and in the long-term rate of return on plan assets, our net period benefit cost for pension and other post-retirement benefits will increase by approximately $3.6 million on an annual basis, and additional pension and post-employment costs that would have been incurred for the quarter and nine months ended December 31, 2002 are estimated to be $0.6 million and $2.4 million, respectively.

•

Based on our need to establish independent corporate governance procedures and establish a new board of directors, the additional corporate governance costs that would have been incurred for the quarter and nine months ended December 31, 2002 is estimated to be $0.0 million and $0.3 million, respectively.

•

Based on additional increases in license fees for software products resulting from us no longer participating in the Invensys group licenses and having to enter into our own license arrangements with various software vendors, additional license and technology costs that would have been incurred for the quarter and nine months ended December 31, 2002 are estimated to be $(0.1) million and $0.1 million, respectively.

•

As a result of the implementation of post-acquisition initiatives, we expect to realize approximately $4.0 million in annualized additional cost savings relating to management restructuring during fiscal year 2003.  We estimate that $0.7 million and $2.7 million of these savings would have affected the quarter and nine months ended December 31, 2002, respectively.